EXHIBIT 10.16

Office of Oil and Gas 601 57th Street SE Charleston, WV 25304 Telephone: (304) 926-0450 Fax: (304) 926-0452	Joe Manchin III, Governor Randy C. Huffman, Cabinet Secretary www.dep.wv.gov

CONSENT ORDER
ISSUED UNDER
WEST VIRGINIA CODE, CHAPTER 22, ARTICLE 6

TO:	E3 Petroleum Corp.	DATE: May 5, 2010
33 6th Street South, Suite 600
	St. Petersburg, FL 33701	ORDER NO.: 2010-8

INTRODUCTION

          This Consent Order is issued by the Chief of the Office of Oil and Gas (hereinafter “Chief”), under the authority of West Virginia Code, Chapter 22, Article 6, Section 1 et seq. to E3 Petroleum Corp. (hereinafter “E3”).

FINDINGS OF FACT

In support of this Order, the Chief hereby finds the following:

1.
In May 2004, B.T.U. Pipeline (hereinafter “BTU”) entered into an Abandoned Well Initiative Compliance Agreement with the Office of Oil and Gas to bring seventy-one (71) wells into compliance.  Only twenty-nine (29) of those wells were abated per that Order.

2.	BTU failed to meet its obligations under the Compliance Agreement.

3.
BTU and E3 Petroleum Corp. are both owned by the same parent corporation, US Natural Gas Corp.  E3 has posted a new bond and expressed its intent to transfer the 115 wells currently listed under BTU’s bond.

4.
E3 has submitted a compliance plan to the Office of Oil and Gas, which is hereafter incorporated as attached appendix A.  This proposed compliance plan designates the schedule, order and manner in which BTU’s abandoned wells are to be either brought into production or plugged.

Promoting a healthy enviornment.

E3 Petroleum Corp. Consent Order

5.
Several BTU wells have outstanding violations as referenced in attached appendix B.  E3’s submitted compliance plan addresses some of these violations, as well as other issues, including but not limited to Orders to Cease Operations for Failure to Abate and outstanding Notices of Violation for missing WR-34(s), WR-35(s) and/or WR-38(s).

ORDER FOR COMPLIANCE

           Now, therefore, in accordance with Chapter 22, Article 6, Section 1 et seq. of the West Virginia Code, it is hereby agreed between the parties, and ORDERED by the Chief:

1.
E3 shall immediately take all steps necessary to follow the reporting requirements within West Virginia Code §22-6-7(d) and General Water Pollution Control Permit GP-WV-1-88.  Under Section E of the General Water Pollution Control Permit GP-WV-1-88, an operator must submit a DMR (WR-34) no later than thirty (30) days following the discharge of fluids.

2.
E3 shall immediately take all steps necessary to follow the reporting requirements within 35 CSR § 12.2.  Under 35 CSR § 12.2 requires Completion Reports (WR-35) to be submitted ninety (90) days following the completion of permitted well work.

3.
E3 shall submit all delinquent WR-34(s), WR-35(s) and/or WR-38(s) specified in the incorporated attachment (Appendix B) within sixty (60) days from the execution of this Order.  Delinquent WR-34(s), WR-35(s) and/or WR-38(s) are those which have not been submitted during the time allowed under applicable law, rule or permit condition at the time this Order is executed.  The Chief agrees to forego enforcement action against any delinquent WR-34(s), WR-35(s) and/or WR-38(s) which are delinquent at the time this Order is executed and which are submitted during the allowed sixty day period.  If for any reason E3 fails to submit any delinquent WR-34(s), WR-35(s) and/or WR-38(s) within the sixty (60) day period described above because the information necessary was unavailable, E3 agrees to pay a stipulated penalty of $500 per document.  Furthermore, E3 agrees to submit an affidavit to the Office of Oil and Gas attesting that E3 made a good faith effort to obtain the information necessary to complete the WR-34(s), WR-35(s) and/or WR-38(s), and such information was unavailable.  The affidavit shall be submitted within sixty (60) days from the execution of this Order.  This $500 stipulated penalty shall be in lieu of the any other agreed to stipulated penalty.

4.
E3 shall adhere to its proposed compliance plan, and complete all scheduled activities in the time specified, and in an appropriate method and manner according to West Virginia law and regulation.  Furthermore, E3 shall provide quarterly progress updates to the Chief.

5.
E3 agrees to pay a civil administrative penalty of $25,000 as a consequence of the violations described in this Order.  An initial payment of $5,000 shall be made within 30 days of the effective date of the Order, with subsequent payments of $5,000 to be made on July 1, 2010, October 1, 2010, January 1, 2011 and April 1, 2010.  Payment shall be mailed and payable to:

E3 Petroleum Corp. Consent Order

Office of Oil and Gas
601 57th Street, SE
Charleston, WV  25304

6.
If for any reason E3 fails to make any of the scheduled $5,000 payments within seven (7) days of their due date, the remainder of the civil administrative penalty shall become immediately due and payable.  If E3 fails to pay the remainder of the civil administrative penalty, E3 agrees to pay a stipulated penalty of $2,500 per day that the civil administrative penalty remains unpaid.

7.
If E3 fails to meet the requirements of the proposed compliance plan, E3 agrees to pay a stipulated penalty of $10,000 per month for each month that E3 remains out of compliance.  The Chief shall make a finding that E3 failed to meet its requirements under the proposed compliance plan on the last day of any month which the Chief determines that E3 failed to meet the proposed compliance plan’s requirements, and the $10,000 stipulated penalty for that month shall become immediately due and payable.

OTHER PROVISIONS

1.
E3 agrees to accept responsibility for complying with, and intends to be bound by, the terms and conditions of this Order as part of this ongoing agreement.   E3 and the Chief understand that the terms and conditions of this Order are part of an ongoing agreement which sets forth certain requirements that E3 agrees to meet at a future time.

2.
Unless duly executed, the terms and conditions of this agreement shall expire in seven (7) consecutive days from the date of this Order.  Only the Chief shall have the right to extend the terms and conditions of the offer to enter into this Order beyond seven days.

3.
In order for any stipulated penalty to become payable, the Chief shall first notify E3 in writing that it is in violation of the terms and conditions of the Order, and the stipulated penalty shall then become due and payable ten (10) days from E3’s receipt of notification that it is in violation.  Payments made under this agreement are not tax-deductible expenditures for purposes of State or federal law.

4.
E3 hereby waives its right to appeal this Order under the provisions of Chapter 22, Article 6, of the Code of West Virginia.  E3 agrees to take all actions required by the terms and conditions of this Order and consents to and will not contest the Chief’s jurisdiction regarding this Order.  However, E3 does not admit to any factual and legal determinations made by the Chief and reserves all rights and defenses available regarding liability or responsibility in any proceedings regarding E3 other than proceedings, administrative or civil, to enforce this Order.

5.
The Chief reserves the right to take further action if compliance with the terms and conditions of this Order does not adequately address the violations noted herein and reserves all rights and defenses which he may have pursuant to any legal authority, as well as the right to raise, as a basis for supporting such legal authority or defenses, facts other than those contained in the Findings of Fact.

E3 Petroleum Corp. Consent Order

6.
If any event occurs which causes delay in the achievement of the requirements of this Order, E3 shall have the burden of proving that the delay was caused by circumstances beyond its reasonable control which could not have been overcome by due diligence (i.e., force majeure).  Force majeure shall not include delays caused or contributed to by the lack of sufficient funding.  Within three (3) working days after E3 becomes aware of such a delay, notification shall be provided to the Chief, and E3 shall within ten (10) working days after initial notification, submit a detailed written explanation of the anticipated length and cause of the delay, the measures taken and/or to be taken to prevent or minimize the delay, and a timetable by which E3 intends to implement these measures.  If the Chief agrees that the delay has been or will be caused by circumstances beyond the reasonable control of E3 (i.e., force majeure), the time for performance hereunder shall be extended for a period of time equal to the delay resulting from such circumstances.  A force majeure amendment granted by the Chief shall be considered a binding extension of this Order and of the requirements herein.  The determination of the Chief shall be final and not subject to appeal.

7.
Compliance with the terms and conditions of this Order shall not in any way be construed as relieving E3 of the obligation to comply with any applicable law, permit, other order, or any other requirement otherwise applicable.  Violations of the terms and conditions of this Order may subject E3 to additional penalties and injunctive relief in accordance with the applicable law.

8.	This agreement is intended to address only the violations specified in the Findings of Fact, and in no way is to be construed as applicable to any other ongoing enforcement action(s).

9.
The provisions of this Order are severable and should a court or board of competent jurisdiction declares any provisions to be invalid or unenforceable, all other provisions shall remain in full force and effect.

10.	This Order is binding on E3, its successors and assigns.

This Order shall terminate upon E3’s full compliance with this Order and verification by the Chief of that compliance

E3 Petroleum Corp.	Date

James Martin, Chief	Date
Office of Oil and Gas